EXHIBIT 99.1

Kohlberg Capital Announces Increase in Revolving Credit Facility Commitment

Kohlberg Capital Corporation (Nasdaq:KCAP) (“Kohlberg Capital”) announced today that it entered into an amendment to its secured revolving credit facility. As amended, the credit facility provides for:

•	An increased maximum borrowing capacity of $275 million;

•	A five-year credit facility commitment due October 1, 2012; and

•	An interest rate payable on outstanding borrowings based on the commercial paper rate plus 0.85%.

Kohlberg Capital primarily uses advances under the credit facility to make additional investments. The credit facility is secured by the loans acquired by Kohlberg Capital with the advances under the credit facility through funds loaned by or through BMO Capital Markets Corp, the agent for the lenders, based on prevailing commercial paper rates plus 0.85% or, if the commercial paper market is at any time unavailable, based on prevailing LIBOR rates, plus an applicable spread.

As of August 31, 2007, the aggregate outstanding loan balance under the credit facility was $160 million. As a business development corporation, Kohlberg Capital is limited in the amount of leverage it can incur to finance investments and is required to meet a coverage of total assets to total senior securities of at least 200%. Dayl Pearson, the President and Chief Executive Officer of Kohlberg Capital, commented: “The increase in our credit facility availability gives us additional flexibility in our sources of capital and our ability to take advantage of a credit environment with higher spreads and better debt structures.”

For more information regarding Kohlberg Capital, including a discussion of certain risks associated with an investment in the common stock of Kohlberg Capital, please refer to Kohlberg Capital’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as well as the other public filings made by Kohlberg Capital with the Securities and Exchange Commission, all of which can be accessed under the investor relations section of its website, www.kohlbergcapital.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors including potential changes in market conditions that could cause actual results to differ materially. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Kohlberg Capital.

About Kohlberg Capital Corporation (KCAP):

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation’s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.kohlbergcapital.com.

SOURCE: Kohlberg Capital

Kohlberg Capital Corporation

Denise Rodriguez, Investor Relations

(212) 455-8300

info@kohlbergcapital.com